Exhibit 10.6

NASH-FINCH COMPANY

PERFORMANCE INCENTIVE PLAN

I. PURPOSE

A.                                   General. In an effort to maintain a position of leadership in the industry in which Nash-Finch Company (the “Company”) competes, it is necessary to promote financial interests of the Company and its Subsidiaries, including its growth, by attracting and retaining certain highly qualified employees possessing outstanding ability, motivating such employees by means of performance related incentives, and providing incentive compensation opportunities which are competitive with those of major corporations. The Nash-Finch Company Performance Incentive Plan (the “Plan”) hereinafter described is designed to assist the Company in attaining these objectives.

B.                                     Performance–Based Compensation. With respect to Covered Awards, the Plan is intended to constitute a qualified performance–based compensation plan under Section 162(m)(4)(C) of the Code and shall be construed and administered so as to ensure such compliance.

C.                                     Cash Bonus Plan. The Plan is not intended to be (and shall not be construed and administered as) an employee benefit plan within the meaning of ERISA. Incentive Awards under this Plan are intended to be discretionary and shall not constitute a part of an employee’s regular rate of pay.

II. PLAN ADMINISTRATION

A.                                   Plan Administration. The Company or its delegate has the authority and responsibility to manage and control the general administration of the Plan, except as to matters expressly reserved in this Plan to the Committee of the Board of Directors of the Company (as applicable, the “Committee”). This Plan is not intended to modify or limit the powers, duties or responsibilities of either the Board or the Committee as set forth under the Company’s Restated Certificate of Incorporation, as amended. Determinations, decisions and actions of the Company or, if applicable, the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any Participant and any person claiming under or through the Participant. No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Incentive Award made under the Plan.

B.                                     Specific Authority of the Committee. The Committee shall have the sole authority and responsibility to review annually management’s recommendations for the Selected Performance Objectives and Selected Performance Factors under the Plan, to select the Selected Performance Objectives and Selected Performance Factors for an Award Year; and to otherwise administer Incentive Awards payable to Officers, including under Covered Awards.

C.                                     Non-Assignability. A Participant’s rights and interests in and to payment of any Incentive Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution; and are not subject to attachment, garnishment, execution or other creditor’s processes.

D.                                    Amendment or Termination; Term. The Plan may at any time be amended, modified, or terminated, as the Board in its discretion determines. Such amendment, modification, or termination of the Plan will not require the consent, ratification, or approval of any party, including any Participant. The Board or the Committee may amend the Selected Performance Objectives and/or the Selected Performance Factors as well as any Incentive Award (including increasing, decreasing or eliminating any or all Incentive Awards for an Award Year) prior to the payment of the Award (or the date payment would have been made but for a Participant’s election to defer receipt) to the extent it deems appropriate for any reason, including compliance with applicable securities laws and local laws outside the U.S. Notwithstanding the foregoing, to the extent the Committee has expressly designated an Incentive Award as a Covered Award, the Committee will not have any authority to amend or modify the terms of any Covered Award in any manner which would impair its deductibility under Section 162(m) of the Code.

E.                                      No Contract of Employment. Neither the Plan, nor any Incentive Award, constitutes a contract of employment, and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Subsidiary or continue in any position or at any level of compensation.

F.                                      Controlling Law. Except in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota, notwithstanding the conflicts of laws principles of any jurisdictions.

G.                                     Compliance with Section 162(m) of the Code. To the extent any provision of the Plan or an Incentive Award or any action of the Committee or the Company as it relates to a Covered Award may result in the application of Section 162(m)(1) of the Code to compensation payable to a Covered Employee, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable to the Committee.

H.                                    Unfunded, Unsecured Obligation. A Participant’s only interest under the Plan shall be the right to receive either a cash or Stock or a combination of cash and Stock payment for an Incentive Award pursuant to the terms of the Incentive Award and the Plan. No portion of the amount payable to a Participant under this Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a Participant acquires a right to receive a cash or Stock payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company, and no trust in favor of any Participant will be implied.

III. DEFINITIONS

Unless the context requires otherwise, the following terms when used with initial capitalization have the following meanings:

A.                                   Award Year—The fiscal year for which Incentive Awards, if any, are calculated under the Plan.

B.                                     Board—The Board of Directors of the Company.

C.                                     Code—The Internal Revenue Code of 1986, as from time to time amended including any related regulations.

D.                                    Committee—the Compensation Committee of the Board of Directors of the Company, comprised solely of two or more outside directors meeting the requirements of Section 162(m) of the Code.

E.                                      Company—Nash-Finch Company.

F.                                      Compensation—Compensation means a Participant’s annual rate of base salary in effect at the time eligibility for participation for an Award Year is determined (but not later than 90 days following the beginning of such Award Year), or, if participation under the Plan commences during the Award Year, at such later commencement of participation, and without regard to any salary reduction agreement to make pre-tax elective contributions under any qualified Code Section 401(k) Plan or Code Section 125 cafeteria plan (including any HMO premium deductions).

G.                                     Covered Award—An Incentive Award (i) which will be paid to a Covered Employee, (ii) which the Committee expressly designates as performance–based compensation and intends to be fully deductible under Section 162(m) of the Code, and (iii) which will be paid following the shareholder approval required by Section 162(m)(4)(C)(ii) of the Code.

H.                                    Covered Employee—An individual who is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

I.                                         Employer—The Company and any Subsidiary which, with the approval of the Chief Executive Officer of the Company, has adopted this Plan.

J.                                        ERISA—The Employee Retirement Income Security Act of 1974, as from time to time amended, including any related regulations.

K.                                    Fair Market Value. The Fair Market Value of a share of Stock, as of any date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote), as determined by (a) the mean between the reported high and low sale prices of the Stock during the regular trading session if the Stock is listed, admitted to unlisted trading privileges or reported on any foreign or national securities exchange or on the Nasdaq National Market or an equivalent foreign market on which sale prices are reported; (b) if the Stock is not so listed, admitted to unlisted trading privileges or reported, the closing bid price as reported by the Nasdaq SmallCap Market, OTC Bulletin Board or the National Quotation Bureau, Inc. or other comparable service; or (c) if the Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion.

L.                                      Incentive Award—The dollar value of an award made to a Participant as determined under the Plan.

M.                                 Incentive Opportunity—The amount, stated as a percentage of a Participant’s Compensation, determined with respect to an Award Year (or partial Award Year in the case of participation for a partial year), that will be included in a Participant’s Incentive Award formula under Paragraph V(A) of the Plan. If a Participant held more than one eligible position during the Award Year, his or her Incentive Opportunity will be separately determined based on each corresponding period of participation. The Incentive Opportunity for Participants who are Officers and the Incentive Opportunity upon which any Covered Award is based will be determined solely by the Committee.

N.                                    Individual Performance Goal—The performance criteria or objectives established for a Participant for an Award Year for purposes of assisting the Company or the Committee in determining whether and to what extent an Incentive Award has been earned by such Participant for such Award Year.

O.                                    Individual Performance Modifier—The numerical modifier (expressed as a percentage) determined for a Participant with respect to an Award Year, as follows:

1.                                       In the case of a Participant who is a Key and Senior Management Employee other than an Officer, the Individual Performance Modifier shall be determined by the Company and may be based, in whole or in part, upon an evaluation of the extent to which such Participant achieved his or her Individual Performance Goals established for that Award Year.

2.                                       In the case of a Participant who is an Officer other than an Officer who is to receive a Covered Award, the Individual Performance Modifier shall be determined by the Committee and may be based, in whole or in part, upon an evaluation of the extent to which such Participant achieved his or her Individual Performance Goals established for that Award Year.

3.                                       In the case of a Participant who is to receive a Covered Award, the Individual Performance Modifier shall in all cases be 125%, subject to the Committee’s discretionary authority under Paragraph VIII(C) to reduce the amount of a Covered Award.

A Participant’s evaluation under Paragraphs III(O)(l) and III(O)(2) above is wholly discretionary and subjective on the part of the Company.

P.                                      Key and Senior Management Employee—Each Covered Employee, each Officer and each Management Employee who is designated by the Company as a Key and Senior Management Employee with respect to the Plan for an Award Year. Designation as a Key and Senior Management Employee will apply only for the Award Year for which the designation is made.

Q.                                    Management Employee—An individual (i) who is classified by the Employer (without regard to any retroactive judicial or administrative reclassification of such individual) as a management employee (on other than a temporary reclassification basis), (ii) whose employment is for an indefinite period, and (iii) who is employed in an Employer established job classification not covered by a collective bargaining agreement.

R.                                     Officer—Each officer of the Company and each senior officer of the Company’s Subsidiaries designated by the Board.

S.                                      Participant—Each employee of an Employer who is designated as a Participant for an Award Year by the Company or the Committee, as the case may be.

T.                                     Performance Objectives—One or more objectively determinable measures established at the beginning of an Award Year, related to: specified levels of, or relating to, customer satisfaction as measured by a Company sponsored customer survey; employee engagement or employee relations as measured by a Company sponsored employee survey; employee safety; employee diversity; financial performance as measured by net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on sales), cash flows, market share, cost reduction goals, margins (including one or more of gross, operating and net income margins), stock price, total return to stockholders, economic value added, working capital and productivity improvements; retail store performance as determined by independent assessment; and operational performance as measured by on-time delivery, fill rate, selector accuracy, cost per case, sales per square foot, sales per labor hour and other, similar, objective productivity measures. Performance Objectives may be described in terms of Company, Subsidiary or business unit performance, either absolute or by relative comparison to other companies or any other external measure of the selected criteria. Performance Objectives shall be stated in terms of Threshold, Target and Maximum levels. For other than Covered Awards, the Company may add other Performance Objectives not specifically listed above.

U.                                    Plan—The Nash-Finch Company Performance Incentive Plan, as evidenced by this written instrument as may be amended from time to time.

V.                                     Selected Performance Factors—The numerical factors (expressed as a percentage) established by the Company relating to the Plan’s Selected Performance Objectives for the Award Year and which correspond to the actual achievement of the Threshold, Target and Maximum Selected Performance Objectives for such Award Year. The Selected Performance Factors as they relate to Officers and to Covered Awards shall be established by the Committee. If the actual achievement of the Selected Performance Objective for an Award Year, as determined by the Company (or by the Committee in the case of a Covered Award or an Incentive Award to any other Officer) shortly after the Award Year, is between the Threshold and Target or Target and Maximum Objectives, the Selected Performance Factor will be the amount determined by linear interpolation between the two corresponding Threshold, Target or Maximum Selected Performance Factors.

W.                                Selected Performance Objectives—One or more Performance Objectives selected for an Award Year. Subject to the provisions of Article VIII with respect to a Covered Award, the Committee shall establish at the beginning of an Award Year the Selected Performance Objectives, including the Threshold, Target and Maximum levels for Officers and with respect to any Covered Award.

X.                                    Stock—Shares of common stock of the Company, par value $1.66 2'3 per share.

Y.                                     Subsidiary—Any entity, corporate or otherwise, in which the Company, directly or indirectly, owns or controls a greater than 50% interest.

IV. PARTICIPATION

A.                                   Participants. Participants will be determined annually by the Company or the Committee from among the Key and Senior Management Employees who, in the judgment of the Company or the Committee, as the case may be, have contributed, are contributing or are expected to contribute to the creation of value for the Company and its stockholders. Designation as a Participant will apply only for the Award Year for which the designation is made and may include a partial year.

B.                                     Termination of Employment. In order to be entitled to receive an Incentive Award for an Award Year, a Participant must be actively employed or on an approved leave of absence as of the last day of the Award Year; however, the Company (or the Committee, if applicable) may in its sole discretion pay an Incentive Award to a Participant who has terminated employment.

V. COMPUTATION OF INCENTIVE AWARDS

A.                                   Formula. Subject to Paragraph B, a Participant’s Incentive Award for an Award Year will be an amount equal to the product of the following:

(a)                                  The Participant’s Incentive Opportunity;

(b)                                 The Participant’s Compensation;

(c)                                  The sum of the Selected Performance Factors for the Award Year; and

(d)                                 The Participant’s Individual Performance Modifier.

B.                                     Covered Awards. A Covered Award shall be the greater of the Incentive Award determined under Paragraph A or an Award determined solely on the basis of one or more financial Performance Objectives as established by the Committee prior to the Award Year (or at such later date as may be permissible under Code Section 162(m)), subject to the Committee’s discretionary authority under Paragraph VIII(C) to reduce the amount of a Covered Award.

C.                                     Classification Changes. Appropriate adjustments and computations, including computations for a partial Award Year, may be made to reflect changes in a Participant’s job classification, Individual Performance Modifier, or Selected Performance Factors during an Award Year. Subject to the provisions of Article VIII with respect to Covered Awards, the Committee shall determine all such adjustments and computations relating to Incentive Awards for Officers.

VI. PAYMENT OF INCENTIVE AWARDS

A.                                   Cash Payment. Subject to a Participant’s right to elect payment in shares of Stock pursuant to Paragraph B below, payment of Incentive Awards will be made in cash as soon as practicable following the end of the Award Year, without interest.

B.                                     Election to Receive Payment in Stock; Matching Restricted Stock Award. A Participant may, by written notice given to the Committee prior to the payment of an Incentive Award, elect to receive payment of all or any portion of the Incentive Award in the form of a number of shares of Stock having an equal value, as determined by the Fair Market Value of the shares of Stock on the date the Committee approves payment of Incentive Awards. To the extent that a Participant elects to receive payment in the form of shares of Stock, the Participant will be granted additional, restricted shares of Stock, equal to 15% of the number of shares elected to be received in lieu of cash payment of the Incentive Award. All such shares of Stock will be granted under the Company’s 2000 Stock Incentive Plan, as amended. The restricted shares will vest in full on the date two years following the date the Committee approves the payment of the Incentive Award, provided that the Participant has retained beneficial ownership of the unrestricted shares, and will otherwise be subject to the terms and conditions of the 2000 Stock Incentive Plan.

VII. WITHHOLDING TAXES

Notwithstanding any of the foregoing provisions hereof, an Employer shall withhold from any payment to be made hereunder such amounts as it reasonably determines it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the appropriate authorities. If cash payments under this Plan are not available to meet the withholding requirement, the Participant shall make available sufficient funds to meet the requirements of such withholding, and the Employer shall be entitled and authorized to take such steps as it may deem advisable, including but not limited to, withholding out of any funds or property due or to become due to the Participant, in order to have such funds made available to the Employer.

VIII. SPECIAL RULES FOR COVERED AWARDS

Notwithstanding any other provision of this Plan to the contrary, the following provisions shall control with respect to any Covered Award:

A.                                   Preestablished Incentive Opportunity and Performance Objectives. The Selected Performance Factors, Selected Performance Objectives and Incentive Opportunity upon which a Covered Award is based or subject shall be established by the Committee in writing not later than 90 days after the commencement of the Award Year (or period of service as the case may be), provided that the outcome is substantially uncertain at the time the Committee actually establishes such factors and the objectives upon which they are based (or at such earlier time as may be required or such later time as may be permissible under Section 162(m) of the Code). The Committee shall not make Covered Awards based on Selected Performance Objectives not specifically provided under this Plan if it determines that use of such Performance Objectives would cause a Covered Award to not be deductible under Code Section 162(m).

B.                                     Certification of Performance Objectives. Prior to the payment of a Covered Award, the Committee shall determine and certify in writing whether and to what extent the Selected Performance Objectives referred to in Paragraph A have been satisfied.

C.                                     Discretionary Reduction of Covered Award. Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce a Covered Award otherwise determined pursuant to the Plan.

D.                                    Limited Adjustments of Selected Performance Objectives. In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Selected Performance Objective included in a Covered Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the board of directors of the surviving corporation consisting solely of two or more “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code) may, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Selected Performance Objectives based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Selected Performance Objectives) will be substantially the same (as determined by the Committee or such committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that any such change to any outstanding Covered Award pursuant to this Paragraph D must be made in such a manner that it is independently determinable by a hypothetical third party having knowledge of the relevant facts, and the Committee shall take no action pursuant to this Paragraph D which would constitute an impermissible exercise of discretion within the meaning of Section 162(m) of the Code, or would otherwise cause the Covered Award to not be deductible under Section 162(m) of the Code.

E.                                      Changes Affecting Timing. No change shall be made to accelerate the payment of a Covered Award unless the amount of the Covered Award is discounted to reasonably reflect the time value of money. Further, no change shall be made to defer the payment of a Covered Award unless an increase in the amount paid with respect to such award is based on a reasonable rate of interest or on the actual returns on one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein).

F.                                      Maximum Amount. The maximum amount of any Covered Award including the 15% restricted Stock match under Paragraph VI(B) payable to any Covered Employee with respect to an Award Year, determined as of the time the Covered Award is paid, shall not exceed $3,000,000.